Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $656,
UP 2.2% FOR THE QUARTER

HAMILTON, Bermuda (April 28, 2014) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $656 at March 31, 2014, up 2.2% for the first quarter of 2014, including dividends.

Ray Barrette, Chairman and CEO, commented, “It was a good start to the year.  Our investment portfolio gained 1.1% with steady results from our short, safe fixed income portfolio and a nice outperformance on the equity side.  OneBeacon grew book value by 4% with a combined ratio of 89% and net written premium growth of 17%.  Sirius Group reported a combined ratio of 73% and had a successful 1/1/14 renewal season.  BAM continues its advance, guaranteeing $1.5 billion of par in the quarter, well above last year’s first quarter.  The interest rate on the BAM surplus notes was adjusted from a fixed rate of 8% to a floating rate of 300 basis points above the one-year treasury to reflect current market conditions. We reached agreements on a number of smaller but high potential insurance marketing/technology investments with more in the works.”

Adjusted comprehensive income was $88 million in the first quarter of 2014, compared to $117 million in the first quarter of last year, while net income attributable to common shareholders was $96 million in the first quarter of 2014, compared to $120 million in the first quarter of last year.

OneBeacon

OneBeacon’s book value per share increased 4.2% for the first quarter of 2014, including dividends. OneBeacon’s GAAP combined ratio was 89% for the first quarter of 2014 compared to 88% for the first quarter of last year. There was one point of favorable loss reserve development in each period. Additionally, the loss ratio was slightly higher and the expense ratio slightly lower quarter over quarter due to change in business mix driven by the exit of the collector car and boat business in the first quarter of 2013. The first quarter of 2014 also includes a $5 million tax benefit relating to the settlement of the IRS examination for tax years 2005 and 2006.

Mike Miller, CEO of OneBeacon, said, “We are pleased with our strong start to the year, reporting 4.2% growth in book value, driven by solid results in both underwriting and investments. Premiums were up a healthy 17%, reflecting new business momentum and nice contributions from our newer business units. We remain focused on closing the sale of our runoff business in the second half of the year and are well-positioned to continue building our specialty platform.”

Net written premiums were $311 million in the first quarter of 2014, an increase of 17% from the first quarter of last year. The increase reflects growth in net written premiums across most of OneBeacon’s businesses, with particularly strong contributions from its newer units - OneBeacon Program Group, OneBeacon Surety Group and OneBeacon Crop Insurance - as well as from OneBeacon Technology Insurance.

Sirius Group

Sirius Group’s GAAP combined ratio was 73% for the first quarter of 2014 compared to 81% for the first quarter of last year. The decrease in the combined ratio was driven by better loss reserve development. Favorable loss reserve development was 5 points in the first quarter of 2014, primarily due to reductions in casualty and accident and health loss reserves, compared to unfavorable development of 2 points in the first quarter last year, which was driven by a late reported agricultural claim related to the 2012 U.S. drought. Catastrophe losses did not meaningfully impact the combined ratio in either period.

Allan Waters, CEO of Sirius Group, said, “Our 73% combined ratio for the first quarter was a strong start to 2014. While the (re)insurance industry continues to experience substantial competition, Sirius Group’s long track record of consistently disciplined underwriting and superior client service differentiate us in the marketplace. On April 1st we had a smooth CEO transition at Sirius International, with Monica Crámer-Manhem assuming the helm from Göran Thorstensson.”

First quarter 2014 gross and net written premiums, at $453 million and $333 million, respectively, were essentially flat compared to the first quarter of last year, as increases in the accident and health line offset decreases in the property and trade credit lines.

HG Global/BAM

In the first quarter of 2014, BAM guaranteed more than $1.5 billion of municipal bonds, $1.3 billion of which were in the primary market, up more than 50% from the first quarter of last year. As of March 31, 2014, BAM’s total claims paying resources were approximately $583 million on total insured par outstanding (including policies priced but not yet closed) of $6.2 billion.

HG Global reported pre-tax income of $5 million in the first quarter of 2014 compared to pre-tax income of $10 million in the first quarter of last year. The decrease was driven by lower interest income on the surplus notes due to the change in interest rate discussed below. White Mountains reported $9 million of GAAP pre-tax losses relating to BAM in the first quarter of 2014, driven by operating expenses and accrual of interest on surplus notes, partially offset by unrealized investment gains, compared to GAAP pre-tax losses of $18 million in the first quarter of last year.  BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in the first quarter of 2014 and $7 million the first quarter of last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Bob Cochran, Chairman of BAM, said, “In the first quarter, BAM guaranteed close to half the primary insured market measured by volume. More importantly to BAM’s mission to serve the needs of small- and medium-sized municipal governments, we provided borrowing cost savings to 135 separate issuers, or 57% of all insured transactions. The use of municipal bond insurance continued to rise in the first quarter, validating our belief that there is a growing need for our product in the marketplace. Our objective is to continue to increase the use of insurance steadily over the course of 2014. The change to the interest rate on the surplus notes reflects current market conditions, including BAM's progress in establishing its franchise as a market leader in the once-again-growing financial-guaranty insurance industry.”

Effective January 1, 2014, HG Global and BAM agreed to change the interest rate on the BAM surplus notes for the five years ended December 31, 2018 from a fixed rate of 8% to a variable rate equal to the one-year U.S. treasury rate plus 300 basis points, set annually. Prior to the end of 2018, BAM has the option to extend the variable rate period for an additional three years. At the end of the variable rate period, the interest rate will be fixed at the higher of the then current variable rate or 8%. BAM is required to seek regulatory approval to pay interest and principal on its surplus notes only when adequate capital resources have accumulated beyond BAM’s initial capitalization and a level that continues to support its outstanding obligations, business plan and ratings.

Other Operations

White Mountains’s Other Operations segment reported pre-tax losses of $12 million in the first quarter of 2014, compared to $11 million of pre-tax gains in the first quarter of last year.  The results for White Mountains’s Other Operations segment for both periods were primarily driven by the results of investment assets contained within the segment.

White Mountains’s Other Operations segment reported net realized and unrealized investment gains of $13 million in the first quarter of 2014, compared to $35 million of gains in the first quarter last year. WM Life Re reported pre-tax losses of $3 million in the first quarter of 2014 compared to $7 million in the first quarter last year.

Investment in Symetra Common Shares

During the first quarter of 2014, White Mountains recorded $13 million in equity in earnings from its investment in Symetra’s common shares, which increased the value of the investment in Symetra’s common shares used in the calculation of White Mountains’s adjusted book value per share to $18.62 per Symetra common share at March 31, 2014. This compares to Symetra’s quoted stock price of $19.82 and Symetra’s book value per common share (excluding unrealized gains (losses) from its fixed maturity portfolio) of $20.50.

Investment Activities
The GAAP total return on invested assets for the first quarter of 2014 was 1.1%, compared to 1.4% for the first quarter of last year.  Currency translation did not impact the first quarter of 2014, while the first quarter of 2013 results included 0.4% of currency losses.

Manning Rountree, President of White Mountains Advisors, said, “The total portfolio was up 1.1% for the quarter.  Our short-duration fixed income portfolio returned 0.8%, lagging the Barclay’s Intermediate Aggregate index return as interest rates fell in the quarter.  The equity portfolio was up 2.4% for the quarter, outperforming the S&P 500.”

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from book value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•	the risks associated with Item 1A of White Mountains’s 2013 Annual Report on Form 10-K;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
Assets
Fixed maturity investments	$4,988.7	$5,030.5	$4,854.4
Short-term investments	674.0	635.9	654.4
Common equity securities	1,174.6	1,156.8	1,073.2
Convertible fixed maturity investments	73.8	80.5	95.6
Other long-term investments	302.3	288.9	295.2
Total investments	7,213.4	7,192.6	6,972.8

Cash	338.6	382.8	411.5
Reinsurance recoverable on paid and unpaid losses	440.4	453.5	426.4
Insurance and reinsurance premiums receivable	734.8	518.9	717.6
Funds held by ceding companies	93.8	106.3	110.6
Investments in unconsolidated affiliates	373.3	321.4	383.6
Deferred acquisition costs	190.0	174.7	190.4
Deferred tax asset	484.9	512.1	539.1
Ceded unearned insurance and reinsurance premiums	149.5	92.4	144.1
Accounts receivable on unsettled investment sales	19.9	12.1	99.0
Other assets	574.7	497.4	461.2
Assets held for sale	1,803.1	1,880.1	2,155.2
Total assets	$12,416.4	$12,144.3	$12,611.5

Liabilities
Loss and loss adjustment expense reserves	$3,048.4	$3,079.3	$3,100.6
Unearned insurance and reinsurance premiums	1,116.6	901.4	1,064.9
Debt	677.6	676.4	676.2
Deferred tax liability	353.9	356.2	337.1
Ceded reinsurance payable	157.9	71.9	175.7
Funds held under insurance and reinsurance contracts	127.8	127.1	67.3
Accounts payable on unsettled investment purchases	80.9	20.5	25.7
Other liabilities	522.3	634.0	726.8
Liabilities held for sale	1,803.1	1,880.1	2,155.2
Total liabilities	7,888.5	7,746.9	8,329.5

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	1,052.9	1,051.1	1,037.3
Retained earnings	2,880.8	2,802.3	2,601.4
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized (losses) gains from investments in Symetra common shares	(3.9)	(40.4)	49.7
Net unrealized foreign currency translation gains	80.5	88.4	82.0
Pension liability and other	4.2	4.1	(11.5)
Total White Mountains’s common shareholders’ equity	4,014.5	3,905.5	3,758.9

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	279.2	273.7	263.5
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - HG Global	18.4	16.6	16.6
Non-controlling interest - BAM	(102.7)	(97.6)	(53.8)
Non-controlling interest - other	68.5	49.2	46.8
Total non-controlling interests	513.4	491.9	523.1
Total equity	4,527.9	4,397.4	4,282.0
Total liabilities and equity	$12,416.4	$12,144.3	$12,611.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	March 31, 2014	December 31, 2013	March 31, 2013
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$4,014.5	$3,905.5	$3,758.9
Equity in net unrealized losses (gains) from Symetra’s fixed maturity portfolio, net of applicable taxes	3.9	40.4	(49.7)
Adjusted book value per share numerator (1)	$4,018.4	$3,945.9	$3,709.2

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	6,174.4	6,176.7	6,176.2
Unearned restricted common shares	(45.7)	(33.0)	(57.4)
Adjusted book value per share denominator (1)	6,128.7	6,143.7	6,118.8

Book value per share	$650.18	$632.30	$608.62
Adjusted book value per share	$655.67	$642.27	$606.20

(1) Excludes out-of-the-money stock options.

	March 31, 2014	December 31, 2013	March 31, 2013
	YTD	YTD	YTD

Growth in adjusted book value per share, including dividends	2.2%	9.5%	3.3%

Dividends per share	$1.00	$1.00	$1.00

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenues:
Earned insurance and reinsurance premiums	$493.6	$495.4
Net investment income	24.3	28.5
Net realized and unrealized investment gains	63.8	75.2
Other revenue	(3.4)	28.3

Total revenues	578.3	627.4
Expenses:
Loss and loss adjustment expenses	229.3	244.3
Insurance and reinsurance acquisition expenses	95.1	98.2
Other underwriting expenses	81.4	79.1
General and administrative expenses	50.1	42.6
Accretion of fair value adjustment to loss and lae reserves	.2	1.2
Interest expense	10.1	10.2

Total expenses	466.2	475.6

Pre-tax income from continuing operations	112.1	151.8

Income tax expense	(30.3)	(41.6)

Net income from continuing operations	81.8	110.2

Net (loss) income from discontinued operations, net of tax	(.5)	.5

Income before equity in earnings of unconsolidated affiliates	81.3	110.7

Equity in earnings of unconsolidated affiliates, net of tax	13.8	9.2

Net income	95.1	119.9
Net loss attributable to non-controlling interests	.5	.5

Net income attributable to White Mountains’s common shareholders	95.6	120.4

Comprehensive income, net of tax:
Change in equity in net unrealized gains (losses) from investments in Symetra common shares, net of tax	36.5	(8.0)
Change in foreign currency translation, pension liability and other	(7.8)	(3.7)

Comprehensive income	124.3	108.7
Comprehensive income attributable to non-controlling interests	—	—
Comprehensive income attributable to White Mountains’s common shareholders	124.3	108.7

Change in equity in net unrealized (gains) losses from Symetra’s fixed maturity portfolio, net of applicable taxes	(36.5)	8.0

Adjusted comprehensive income	$87.8	$116.7

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$15.56	$19.10
Discontinued operations	(.08)	.07
Total consolidated operations	$15.48	$19.17

Diluted income (loss) per share
Continuing operations	$15.56	$19.10
Discontinued operations	(.08)	.07
Total consolidated operations	$15.48	$19.17

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Months Ended March 31, 2014			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$276.5	$215.5	$.2	$.1	$1.3	$493.6
Net investment income	10.0	8.7	.3	1.4	3.9	24.3
Net investment income (loss) - surplus note interest	—	—	3.9	(3.9)	—	—
Net realized and unrealized investment gains	18.9	28.1	.7	3.0	13.1	63.8
Other revenue - foreign currency translation losses	—	(3.9)	—	—	—	(3.9)
Other revenue	1.0	(1.4)	—	.2	.7	.5

Total revenues	306.4	247.0	5.1	.8	19.0	578.3
Expenses:
Loss and loss adjustment expenses	149.4	78.8	—	—	1.1	229.3
Insurance and reinsurance acquisition expenses	46.7	47.4	.1	.4	.5	95.1
Other underwriting expenses	49.4	31.8	—	.1	.1	81.4
General and administrative expenses	3.3	8.2	.4	8.9	29.3	50.1
Accretion of fair value adjustment to loss and lae reserves	—	.2	—	—	—	.2
Interest expense	3.2	6.6	—	—	.3	10.1

Total expenses	252.0	173.0	.5	9.4	31.3	466.2

Pre-tax income (loss)	$54.4	$74.0	$4.6	$(8.6)	$(12.3)	$112.1

For the Three Months Ended March 31, 2013			HG Global/BAM
	OneBeacon	Sirius Group	HG Global	BAM	Other	Total
Revenues:
Earned insurance and reinsurance premiums	$286.5	$208.9	$—	$—	$—	$495.4
Net investment income	9.4	13.1	.3	1.1	4.6	28.5
Net investment income (loss) - surplus note interest	—	—	10.1	(10.1)	—	—
Net realized and unrealized investment gains (losses)	28.4	13.1	(.2)	(1.1)	35.0	75.2
Other revenue - foreign currency translation gains	—	3.3	—	—	—	3.3
Other revenue - Symetra warrants	—	—	—	—	(3.7)	(3.7)
Other revenue	24.0	7.2	—	.1	(2.6)	28.7

Total revenues	348.3	245.6	10.2	(10.0)	33.3	627.4
Expenses:
Loss and loss adjustment expenses	148.9	95.4	—	—	—	244.3
Insurance and reinsurance acquisition expenses	54.8	43.3	—	.1	—	98.2
Other underwriting expenses	49.3	29.7	—	.1	—	79.1
General and administrative expenses	4.0	8.3	.3	8.2	21.8	42.6
Accretion of fair value adjustment to loss and lae reserves	—	1.2	—	—	—	1.2
Interest expense	3.2	6.6	—	—	.4	10.2

Total expenses	260.2	184.5	.3	8.4	22.2	475.6

Pre-tax income (loss)	$88.1	$61.1	$9.9	$(18.4)	$11.1	$151.8

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
OneBeacon	2014	2013

GAAP Ratios
Loss and LAE	54%	52%
Expense	35%	36%
Combined	89%	88%

Net written premiums	$311.1	$265.1
Earned premiums	$276.5	$286.5

	Three Months Ended March 31,
Sirius Group	2014	2013

GAAP Ratios
Loss and LAE	36%	46%
Expense	37%	35%
Combined	73%	81%

Gross written premiums	$452.7	$451.7
Net written premiums	$333.3	$334.1
Earned premiums	$215.5	$208.9

	Three Months Ended March 31,
BAM	2014	2013

Gross par value of primary market policies priced	$1,335.2	$866.5
Gross par value of secondary market policies priced	177.8	67.9
Total gross par value of market policies priced	$1,513.0	$934.4
Gross par value of primary and secondary market policies issued	$1,329.0	$672.8
Gross written premiums	$4.8	$2.0
Member surplus contributions collected	$4.8	$3.5

As of March 31, 2014
Policyholders’ surplus	$465.7
Contingency reserve	1.7
Qualified statutory capital	467.4
Net unearned premiums	4.0
Present value of future installment premiums	.9
Collateral trusts	110.9
Claims paying resources	$583.2

	Three Months Ended March 31,
HG Global	2014	2013

Net written premiums	$3.7	$1.5
Earned premiums	$.2	$—

As of March 31, 2014
Unearned premiums	$13.4
Deferred acquisition costs	$3.1